UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

LION, Inc.
(Name of Registrant as Specified In Its Charter)
LION Shareholder Committee (a committee comprised of Sam Ringer, Kevin Kuck, Ron Matney and Art Manegre)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The LION Shareholder Committee issued the following statement on June 1, 2007 via a press release and a posting on its website (at http://www.lionshareholdercommittee.com):

The LION Shareholder Committee (the “Committee”) has filed a preliminary proxy statement with the Securities and Exchange Commission (the “Commission”) relating to the nomination and election of the Committee’s nominees to the board of directors of LION, Inc. (“LION”) at the annual meeting of Lion’s shareholders to be held on Wednesday, June 20th.  The Committee is seeking to nominate and elect a majority of LION’s directors at the annual meeting.

The Committee is comprised of Sam Ringer, Kevin Kuck, Ron Matney and Art Manegre.  Mr. Ringer is a co-founder of LION and has also been nominated by LION to serve as a director.  Messrs. Kuck, Matney and Manegre are all long-time shareholders of LION, but are not otherwise associated with the company.  Biographical information concerning these persons is set forth below:

Sam Ringer, age 47, is a co-founder of LION and has served as a director since 1989.  He is also the co-architect and author of the LION search software.  Mr. Ringer has also held several key positions at LionInc.com, including Chief Technology Officer (from 1997 to March 2000), Chief Executive Officer (March 2000 to January 2001) and President (from 1991 through 1995, and from 1997 to March 2000).  He received his training as a computer engineer and programmer at Spokane Falls Community College and Gonzaga University, both of which are located in Spokane, Washington.  Prior to joining Lion, Mr. Ringer worked for two years as a mortgage broker at MorNet Mortgage, a Seattle mortgage brokerage firm.  He has been a LION shareholder since 1988 and owns 1,873,920 shares of LION common stock, comprising 5.04% of the outstanding common stock as of the record date of the annual meeting.

Kevin Kuck, age 50, has been employed in various senior management positions at 3M Corporation for 26 years, including Vice President of the Film and Specialty Media Division, Vice President of the Personal Care Division, Vice President of the Film and Materials Resource Division, and Managing Director of 3M Germany, the company’s second largest subsidiary.  He has extensive experience in new business launches, product development, process technology development, and mergers and divestitures.  Mr. Kuck has been a LION shareholder since 1987 and owns 752,656 shares of LION common stock, comprising 1.95% of the outstanding common stock as of the record date of the annual meeting.

Ron Matney, age 48, has been involved in the commercial and residential real estate industry for over 30 years, most recently as an owner and broker of Windermere Colville, in Colville, Washington (positions he has held since 2003), and prior to that as a realtor for Century 21 in Colville (from 1986 to 1996).  During this period he has also served on the Colville board of realtors (serving as president in 1994) and numerous multiple listing service, or MLS, committees and boards.  Mr. Matney was Vice President of Matney Lumber from 1978 to 1981, and has been the trust manager of Matney Properties since 1984.  In addition to his professional positions, he has also devoted substantial time to community and civic organizations, including the Colville Elks Club, Rotary International, the Orient, Washington school board (1994 to 1998), and Special Olympics (2000 to 2004).  Mr. Matney has been a LION shareholder since 1987 and owns 692,600 shares of LION common stock, comprising 1.79% of the outstanding common stock as of the record date of the annual meeting.

Art Manegre, age 62, has over 35 years experience in commercial and corporate banking with both Seattle First National Bank and Bank of America, where he served in branch and regional management positions, and later as a principal of Manegre Capital Resources, a mortgage brokerage and financial consulting firm.  He is currently a Vice President and Senior Commercial Loan Officer for Golf Savings Bank in Montlake Terrace, Washington.  Mr. Manegre is a graduate of Washington State University and the Pacific Coast School of Banking at the University of Washington.  He has been a LION shareholder since 1995 and owns 95,000 shares of LION common stock, comprising 0.25% of the outstanding common stock as of the record date of the annual meeting.

The Committee maintains a website at http://www.lionshareholdercommittee.com) where more information concerning the Committee, its nominees to the LION board of directors, and other information pertaining to the election contest can be obtained without charge.  Copies of the Committee’s solicitation materials can also be obtained, without charge, at the Commission’s website, http://www.sec.gov.

The Committee has not yet filed a definitive proxy statement with the Commission, and, pursuant to the Commission’s rules, cannot do so for a period of 10 calendar days from the date of its preliminary proxy statement or such shorter period as the Commission may allow.  A definitive proxy statement meeting the Commission’s rules will be sent or given to LION’s shareholders at the same time as the Committee’s form of proxy is furnished to or requested by the LION shareholders.  The Committee’s definitive proxy statement contains important information and the Committee encourages you to read it and the Committee’s other solicitation materials carefully, once they are publicly made available.